Exhibit (a)(2)(A)

FOR IMMEDIATE RELEASE

ESMARK BOARD REJECTS SEVERSTAL

OFFER AS INADEQUATE

Recommends Stockholders Not Tender Shares at $17 per Share

WHEELING, WV, June 12, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company” or “Esmark”) announced today that its Board of Directors, with the assistance of its financial and legal advisors, has thoroughly reviewed OAO Severstal’s (“Severstal’s”) unsolicited conditional tender offer and determined that the $17.00 per share cash offer is inadequate in a number of respects, uncertain with respect to its ability to close, and contrary to the best interests of Esmark’s stockholders. Accordingly, the Board recommends that stockholders not tender any shares to Severstal.

The Board recommendation was based upon a number of factors including the recent announcement by Essar Steel Holding Limited (“Essar”) that it will increase its purchase price to $19.00 per share upon execution of a proposed merger agreement with Esmark. The basis for the Board’s decision is set forth in Esmark’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) being filed with the Securities and Exchange Commission (the “SEC”). The Board urges all Company stockholders to read the Schedule 14D-9 carefully so that they will be fully informed before making a decision.

“We have embarked upon a process to provide maximum value to our stockholders with the added benefit of providing what is best for our employees as well as the communities in which the Esmark companies are located” stated James P. Bouchard, Chairman and CEO of Esmark. “We continue to invite bidders, including Severstal, to provide a superior proposal to that of Essar. To date, Essar has stepped up to the plate for our stockholders – first in providing financing to the Company at a critical time and now by announcing that it will increase its offer to $19 per share. In addition, Essar has committed to provide over $500 million of capital investment in the Ohio Valley.” concluded Mr. Bouchard.

Reasons for the Board’s Recommendation

The Board considered a number of factors before announcing its recommendation, as more particularly set forth in the Schedule 14D-9. The Company’s stockholders should read carefully the Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to Severstal’s tender offer because it contains important information. Free copies of the Schedule 14D-9 and the related amendments or supplements thereto that the Company has filed with the SEC are available at the SEC’s website at www.sec.gov.

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Esmark rejects Severstal – Page 2

Forward-Looking Statements Cautionary Language

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to (i) uncertainties concerning the Company’s entry into definitive agreements with Essar including exercise of the United Steelworkers’ right to bid, (ii) the risk that the conditions to closing under such agreements may not be satisfied and (iii) certain other risks detailed in the other reports and filings with the SEC by the Company, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing views as of any subsequent date. Though the Company may elect to update forward-looking statements from time to time, it specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The Company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com